                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                           Galileo International Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    363547100
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.         363547100                 13G                           Page 2

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       Barclays Global Investors. N.A., 943112180

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                 4,376,292
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                        0
                                            (7) SOLE DISPOSITIVE POWER
                                                   4,961,284
                                            (8) SHARED DISPOSITIVE POWER
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,961,284

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       5.48%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         363547100                 13G                          Page 2A

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       Barclays Global Fund Advisors

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                 297,559
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                        0
                                            (7) SOLE DISPOSITIVE POWER
                                                   311,577
                                            (8) SHARED DISPOSITIVE POWER
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       311,577

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.34%

(12) TYPE OF REPORTING PERSON*
       BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         363547100                 13G                          Page 2B

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       Barclays Bank PLC

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
       United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                 143,500
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                        0
                                            (7) SOLE DISPOSITIVE POWER
                                                   143,500
                                            (8) SHARED DISPOSITIVE POWER
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       143,500

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.16%

(12) TYPE OF REPORTING PERSON*
       BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         363547100                 13G                          Page 2C

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       Barclays Funds Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
       United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                 32,100
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                        0
                                            (7) SOLE DISPOSITIVE POWER
                                                   32,100
                                            (8) SHARED DISPOSITIVE POWER
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       32,100

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.04%

(12) TYPE OF REPORTING PERSON*
       BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         363547100                 13G                          Page 2D

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       Barclays Global Investors, LTD.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
       United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                 219,335
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                        0
                                            (7) SOLE DISPOSITIVE POWER
                                                   219,335
                                            (8) SHARED DISPOSITIVE POWER
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       219,335

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.24%

(12) TYPE OF REPORTING PERSON*
       BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.         363547100                 13G                          Page 2E

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       Barclays Trust and Banking Company (Japan) Ltd.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
       Japan

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                 29,006
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                        0
                                            (7) SOLE DISPOSITIVE POWER
                                                   29,006
                                            (8) SHARED DISPOSITIVE POWER
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       29,006

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.03%

(12) TYPE OF REPORTING PERSON*
       BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                           Galileo International Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           9700 West Higgins Road
                           Rosemont, IL 60018
ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Global Investors, N.A.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           45 Fremont Street
                           San Francisco, CA 94105
ITEM 2(C).        CITIZENSHIP
                           U.S.A

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           363547100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3A

ITEM 1(A).        NAME OF ISSUER
                           Galileo International Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           9700 West Higgins Road
                           Rosemont, IL 60018
ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Global Fund Advisors

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           45 Fremont Street
                           San Francisco, CA 94105
ITEM 2(C).        CITIZENSHIP
                           U.S.A

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           363547100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3B

ITEM 1(A).        NAME OF ISSUER
                           Galileo International Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           9700 West Higgins Road
                           Rosemont, IL 60018
ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Bank PLC

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           54 Lombard Street
                           London England EC3P 3AH
ITEM 2(C).        CITIZENSHIP
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           363547100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3C

ITEM 1(A).        NAME OF ISSUER
                           Galileo International Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           9700 West Higgins Road
                           Rosemont, IL 60018
ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Fund Limited

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           Gredley House, 11 The Broadway
                           Stratford, England E15 4BJ

ITEM 2(C).        CITIZENSHIP
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           363547100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3D

ITEM 1(A).        NAME OF ISSUER
                           Galileo International Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           9700 West Higgins Road
                           Rosemont, IL 60018
ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Global Investors, LTD

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           Murray House, 1 Royal Mint Court
                           London, England EC3 NHH
ITEM 2(C).        CITIZENSHIP
                           United Kingdom

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           363547100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3E

ITEM 1(A).        NAME OF ISSUER
                           Galileo International Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           9700 West Higgins Road
                           Rosemont, IL 60018
ITEM 2(A).        NAME OF PERSON(S) FILING
                           Barclays Trust and Banking Company (Japan) Ltd.
ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                           Ebisu Prime Square Tower
                           8th Floor, 1-1-39 Hiroo, Shibuya-Ku
                           Tokyo Japan 150-0012
ITEM 2(C).        CITIZENSHIP
                           Japan

ITEM 2(D).        TITLE OF CLASS OF SECURITIES
                           Common Stock

ITEM 2(E).        CUSIP NUMBER
                           363547100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

ITEM 4.           OWNERSHIP
         (a)  Amount Beneficially Owned:                            5,696,802

         (b)  Percent of Class:                                     6.30%

         (c)  Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                           5,097,792
                  (ii)  shared power to vote or to direct the vote
                           0
                  (iii) sole power to dispose or to direct the disposition of
                           5,696,802
                  (iv)  shared power to dispose or to direct the disposition of
                           0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON
                           The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also
                           Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                           Not applicable


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                           Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                           Not applicable

ITEM 10.          CERTIFICATION
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           February 10, 2000





                                                           Vivien Lin
                                                           Manager of Compliance